UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
September 30, 2009
GASCO ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	001-32369 (Commission File Number)	98-0204105 (I.R.S. Employer Identification No.)
8 Inverness Drive East, Suite 100
Englewood, Colorado 80112
(Address of principal executive office)

(Registrant’s telephone number, including area code): (303) 483-0044
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement
     On September 30, 2009, Gasco Energy, Inc. (the “Company”) and certain of its subsidiaries as guarantors, the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent, entered into the Sixth Amendment to Credit Agreement (the “Sixth Amendment”), amending that certain Credit Agreement, dated as of March 29, 2006 (as amended by the First, Second, Third, Fourth and Fifth Amendments thereto, and as further amended by this Sixth Amendment, the “Credit Agreement”). Pursuant to the Sixth Amendment, the Credit Agreement was amended, among other things, to delay indefinitely the special redetermination of the Company’s borrowing base previously scheduled to occur on or about September 30, 2009. The scheduled mid-year redetermination of the borrowing base pursuant to Section 3.02 of the Credit Agreement will occur on or about November 1, 2009. Pursuant to the Sixth Amendment, should there be a borrowing base deficiency after the scheduled redetermination on or about November 1, 2009, the Company will have 30 days to eliminate such deficiency. Under the terms of the Credit Agreement, in addition to the scheduled redeterminations, the Company is permitted to request a special redetermination of the borrowing base once between each scheduled redetermination and the Lenders are permitted to request a special redetermination of the borrowing base once between each scheduled redetermination.
     The foregoing description of the Sixth Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement, a copy of which is filed as Exhibits 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
     (c) Exhibits:

10.1
Sixth Amendment to the Credit Agreement, dated as of September 30, 2009, by and among Gasco Energy, Inc., as Borrower, certain subsidiaries of Gasco Energy, Inc., as Guarantors, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Gasco Energy, Inc.
Date: September 30, 2009	By:	/s/ W. King Grant
		Name:	W. King Grant
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
10.1
Sixth Amendment to the Credit Agreement, dated as of September 30, 2009, by and among by and among Gasco Energy, Inc., as Borrower, certain subsidiaries of Gasco Energy, Inc., as Guarantors, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.